                                                                    Exhibit 8.1

                            CRAVATH, SWAINE & MOORE
                                 [Letter Head]


                                                               October 1, 1996

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JUNE 20, 1996,
                    AMONG WESTINGHOUSE ELECTRIC CORPORATION
                            R ACQUISITION CORP. AND
                       INFINITY BROADCASTING CORPORATION

Ladies and Gentlemen:

     We have acted as counsel for Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent"), in connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of June 20, 1996, among Parent, R Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Infinity Broadcasting Corporation, a Delaware corporation (the "Company"). Pursuant to the Merger Agreement, Sub will be merged with and into the Company in a merger (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding share of common stock of the Company (other than shares owned directly or indirectly by the Company or by Parent) will be converted into the right to receive common stock of Parent. Capitalized terms not otherwise defined herein shall have the meaning specified in the joint proxy statement/prospectus related to the Merger (the "Proxy Statement").

     As required by Section 6.02(e) of the Merger Agreement, you have requested that we render the opinion set forth below. In providing our opinion, we have examined the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) the Merger will be consummated as described in the Merger Agreement and (ii) the representations made to us by Parent, Sub and the Company in their respective letters to us dated the date hereof, and delivered to us for purposes of this opinion, are accurate and complete as of the date hereof and as of the Closing Date.

     Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from Parent, Sub and the Company referred to above.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the captions "Summary--Certain Federal Income Tax Consequences", "The Merger--Certain Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,

                                                /s/ CRAVATH, SWAINE & MOORE